SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  205490

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2022

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act

☐          Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐          Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐          Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act:  N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

On April 15, 2022, we finalized an agreement, effective as of April 12, 2022, with GS Capital Partners, LLC to extend the maturity date of the outstanding convertible promissory notes we had previously issued to such lender to March 23, 2023.  In connection with this extension, we agreed to issue 712,802 shares of our common stock to GS Capital in payment of an outstanding note balance of $109,671 (conversion price of $.1543 per share).

Separately, we issued an additional convertible note to GS Capital in the original principal amount of $165,000.  The note bears interest at the rate of 10% per annum.  The note is unsecured and is convertible into our common stock at a conversion price of $.10 per share.  After original issue discount and expenses, we received $150,000 of net proceeds pursuant to this note.

Also, we drew $50,000 principal amount under our previously disclosed line of credit promissory note, dated February 22, 2021, with GS Capital.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the issuance of common stock is hereby incorporated by reference into this Item 3.02. The issuance of such securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The issuance of securities and the shares of common stock issuable upon the conversion of any notes will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder

2

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: April 19, 2022	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer

3